Blue Holdings, Inc. Reports Third Quarter 2007 Financial Results

COMMERCE, California – November 13, 2007--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced financial results for the third quarter and nine months ended September 30, 2007.

Highlights from the quarter and subsequent months include:

-
Launched the Company’ new website, www.blueholdings.com, which  showcases each brand’s collections, retailers and distributors. The Company believes that the new website will become a launch pad for future ecommerce opportunities.

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Re-launched the Company’s core brand Yanuk. The complete lifestyle brand, which in addition to the core denim jeans product offering, offers new and diversified looks, including categories ranging from sweats, hoodies t-shirts and woven shirts offered at price points from $89-$125 at retail, competes at a non-premium level.

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Rationalized the Company’s cost structure through selling off certain of the Company’s excess inventory, aggressively reviewing and evaluating the long-term viability of its brands and licensees, re-establishing revenue growth in its brands, and improving bottom line results. While the Company previously announced that it would seek to exit its existing two retail stores, the Company also continues to reevaluate its retail strategy which includes a variety of options including the possibility of exiting the retail business. At this time no determination has been made. The Company had reduced direct and indirect payroll expense in excess of $2,000,000 on an annual basis. The Company is current evaluating its co-branding agreement with William Adams, also known as Will.i.am, and is currently in negotiations regarding substantially modifying this agreement.

 “Our third quarter results reflect our ongoing turnaround efforts to stabilize the business and place the Company back on the growth curve for 2008 and beyond,” said Glenn Palmer, Chief Executive Officer of Blue Holdings, Inc.  “During the quarter we significantly reduced our excess inventory by selling a substantial amount of off-price merchandise.  While this adversely impacted our third quarter sales and gross margin, we believe that it best positions the Company for improved profitability long-term.  It remains a top priority for the Company to enter 2008 from a clean inventory position.”

Three Months Ended September 30, 2007
Net sales for the third quarter of 2007 were $9.5 million, compared to $14.6 million reported in the prior year period. Net sales for the third quarter of 2007 were impacted by the Company’s strategic decision to reduce excess inventory through increased sales volume of discounted merchandise and increased markdown levels.

Blue Holdings’ gross profit was $0.9 million in the third quarter of 2007 compared to $4.4 million in the prior year period.  Gross margin was 10% of net sales compared to 30.5% of net sales in the prior year period.  The decrease in gross margin was the result of increased sales volume of discounted merchandise, increased markdown levels, poor product assortment and late deliveries

Selling, distribution and administrative expenses were $4.5 million in the quarter, an increase from $4.3 million in the prior year period. The increase was due to the discontinuation of the Company’s Life and Death brand, trade show expense, and severance compensation paid.

Net loss for the quarter was approximately $3.9 million, versus a net loss of $0.4 million for the third quarter of 2006. Basic and diluted net loss per share were $0.15 on 26.2 million weighted average shares outstanding versus net loss of $0.02 on 26.1 million weighted average shares outstanding for the third quarter of 2006.

Balance Sheet
As of September 30, 2007, cash and equivalents approximated $221,000, compared to $109,000 as of December 31, 2006.  Inventory at the end of the third quarter was approximately $8.9 million compared to $5.4 million as of December 31, 2006.  The Company’s working capital balance at the end of the third quarter of 2007 was $(1.1) million compared to $1.6 million at year end.  The Company is currently in ongoing discussions with FTC, its factor, regarding a deferral of a substantial portion of its current $14.4 million indebtedness into long-term indebtedness.

As part of the Company’s ongoing effort to improve its capital structure, the Company announced that it intends to convert outstanding indebtedness of approximately $2.6 million held by its principal shareholder into convertible preferred stock.  The Company believes that this will result in an improved capital structure enabling additional flexibility in executing its growth plans.

Glenn Palmer continued, “We view 2007 largely as a transitional year for Blue Holdings as we continue to make significant changes to streamline the business around our core brands and position Blue Holdings for sustainable growth in 2008. We are optimistic about our long-term prospects, yet mindful of the challenges facing the apparel industry.  We continue to explore growth opportunities for our core brands including expanding our retail points of distribution and exploring domestic and international licensing and distribution opportunities.  Everyone at BLUE has an improved sense of excitement and focus around our significant growth opportunities and we are dedicated to taking full advantage of all of them.  While we are pleased with the direction we are taking, we realize that we are still in the early stages of a turnaround and that turning around the business will be an ongoing, iterative process.  We remain firmly committed to focusing our business and increasing shareholder value.”

Business Outlook
The Company is introducing new guidance and expects fourth quarter 2007 revenues of approximately $7.5 million, and net income to be breakeven.
The Company is also introducing new guidance for the first quarter of 2008, and expects revenues in be in the range of $7.5 million to $8.5 million and to be profitable.

Conference Call
The Company will host a conference call to discuss its third quarter ended September 30, 2007 financial results today, November 13, 2007, at 4:30 p.m. ET.

To participate in the conference call, investors should dial 866-316-1371 ten minutes prior to the scheduled start time. International callers should dial 913-312-6681. For those investors unable to participate in the live call, a replay will be available beginning Tuesday November 13, 2007 at 8:00 p.m. ET, through Tuesday, November 27, 2007 at midnight ET. To access the replay, dial 888-203-1112 (passcode: 8233784). International callers should dial 719-457-0820.

The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.earnings.com and www.blueholdings.com.  For those who are not available to listen to the live broadcast, the call will be archived.

About Blue Holdings, Inc.
Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and “Faith” brands both in the United States and internationally. Blue Holdings currently sells men's, women's and children’s styles. Antik Denim, Yanuk, Taverniti So and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking statements included in this release include statements regarding Blue Holdings’ future financial results and the anticipated growth of its brands. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings’ products, the introduction of new products, Blue Holdings’ ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings’ liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Blue Holdings, Inc.
Larry Jacobs, CFO 323-725-5555
Larry.jacobs@blueholdings.com

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com

Financial tables to follow
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BLUE HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$9,458,399	$14,551,581	$26,300,592	$41,610,112

Cost of goods sold	8,511,247	10,116,732	15,789,838	23,797,647

Gross profit	947,152	4,434,849	10,510,754	17,812,465

Selling, distribution & administrative expenses	4,468,960	4,281,467	13,046,619	13,204,554

Income (loss) before other expenses and
provision for income taxes	(3,521,808)	153,382	(2,535,865)	4,607,911

Other expenses:

Interest expense	453,302	257,997	1,205,835	643,759

Expenses relating to acquisition of Long Rap, Inc.	-	500,887		500,887

Total other expenses	453,302	758,884	1,205,835	1,144,646

Income (loss) before provision for income taxes	(3,975,110)	(605,502)	(3,741,700)	3,463,265

Provision (benefit) for income taxes	(92,826)	(184,642)	16,090	1,489,453

Net income (loss)	$(3,882,284)	$(420,860)	$(3,757,790)	$1,973,812

Earnings (loss) per common share, basic and diluted	$(0.15)	$(0.02)	$(0.14)	$0.08

Weighted average shares outstanding, basic and diluted	26,232,200	26,057,200	26,154,422	26,057,200

BLUE HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	Proforma	Historical
ASSETS	September 30,	September 30,	December 31,
	2007	2007	2006
	(Unaudited)	(Unaudited)
Current assets:
Cash		$221,202	$109,031
Due from factor, net of reserves of $106,237 and $178,801, respectively		2,662,425	1,366,588
Accounts receivable, net of reserves of $1,193,000 and $901,941 respectively:		-
- Purchased by factor with recourse		3,380,109	7,662,198
- Others		146,672	19,312
Inventories, net of reserves of $590,701 and $1,742,893 respectively		8,943,060	5,394,006
Income taxes receivable		61,190	2,030,919
Deferred income taxes		868,011	2,488,082
Prepaid expenses and other current assets		1,120,502	396,810
Total current assets		17,403,171	19,466,946

Deferred income taxes		1,875,925	-
Property and equipment, less accumulated depreciation		1,881,012	1,611,171
Total assets		$21,160,108	$21,078,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$903,804	$903,804	$266,788
Accounts payable	864,559	864,559	2,820,024
Short-term borrowings	14,463,317	14,463,317	10,026,814
Due to related parties	85,778	85,778	710,153
Advances from majority shareholder	-	-	1,876,991
Current portion of liability for unrecognized tax benefits	96,850	96,850	-
Accrued expenses and other current liabilities	2,042,379	2,042,379	2,133,932
Total current liabilities	18,456,687	18,456,687	17,834,702

Loan from majority shareholder	-	2,556,682	-
Non-current portion of liability for unrecognized tax benefits	231,592	231,592	-
Total long-term liabilities	231,592	2,788,274	-

Total liabilities	18,688,279	21,244,961	17,834,702

Stockholders' equity (deficiency):
Preferred stock	2,556,682
Common stock $0.001 par value,75,000,000 shares authorized, 26,232,200 and 26,057,200 shares issued and outstanding, respectively
	26,232	26,232	26,057
Additional paid-in capital	5,445,904	5,445,904	4,964,091
Accumulated deficit	(5,556,988)	(5,556,988)	(1,746,733)
Total stockholders' equity (deficiency)	2,471,830	(84,852)	3,243,415
Total liabilities and stockholders' equity (deficiency)	$21,160,108	$21,160,108	$21,078,117